                                 Exhibit 12.1


                              Kohl's Corporation
                      Ratio of Earnings to Fixed Charges
                                    ($000s)

                                                     39 Weeks Ended
                                                     --------------
                                                 November 2, September 30,                    Fiscal Year (1)
                                                                            -----------------------------------------------
                                                      1996      1995         1995       1994       1993     1992      1991
                                                      ----      ----         ----       ----       ----     ----      ----
Earnings
--------
        Income before income taxes and
                extraordinary items                  $84,833   $51,634     $122,729   $117,451    $96,691  $50,134  $33,413

        Fixed charges                                 31,104    22,398       30,770     19,758     16,144   21,503   30,922
        Less interest capitalized
                during period                         (1,882)     (968)      (1,287)      (603)      (376)       0        0
                                                   ---------  --------    ---------   --------   --------  -------  -------
                                                    $114,055   $73,064     $152,212   $136,606   $112,459  $71,637  $64,335
                                                   =========  ========    =========   ========   ========  =======  =======


Fixed Charges
-------------
        Interest (expensed or capitalized)           $15,076   $10,867      $14,895     $7,911     $6,253  $13,648  $24,797

        Portion of rent expense
                representative of interest            15,889    11,474       15,798     11,777      9,113    6,794    4,531

        Amortization of deferred
                financing fees                           139        57           77         70        778    1,061    1,594
                                                   ---------  --------    ---------   --------   --------  -------  -------
                                                     $31,104   $22,398      $30,770    $19,758    $16,144  $21,503  $30,922
                                                   ========= =========    =========   ========   ========  =======  =======
Ratio of earnings to fixed charges                    3.67      3.26       4.95 (2)     6.91       6.97     3.33     2.08
                                                   =========  ========    =========   ========   ========  =======  =======


(1) Fiscal 1994, 1993 and 1992 are 52 week years and fiscal 1995 and 1991 are 53 week years.
(2) Excluding the credit operations non-recurring expense of $14,052, the ratio of earnings to fixed charges would be 5.40.